EXHIBIT 10.1
REPUBLIC SERVICES, INC.
AMENDED AND RESTATED CLAWBACK POLICY
(As amended and restated on February 24, 2022)
Purpose
Republic Services, Inc. (together with its subsidiaries and affiliates, “Republic”) has established this Amended and Restated Clawback Policy (this “Policy”) to encourage sound financial reporting and increase individual accountability.
This Policy was initially adopted by Republic’s Board of Directors (the “Board”) on October 29, 2014 (the “Initial Effective Date”) and amended and restated on February 24, 2022 (the “Effective Date”).
Administration
The Talent & Compensation Committee (as constituted from time to time, and including any successor committee, the “Committee”) shall administer this Policy. Subject to the provisions of this Policy, the Committee shall make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.
Policy
1. Coverage.
a. Covered Officers. All officers (as defined by Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) are “Covered Officers.” In addition, the Committee may designate other employees as “Covered Officers” (or remove such designations) from time to time. For purposes of this Policy, the term “Covered Officer” means any current or former Covered Officer.
b. Covered Compensation Arrangements; Effective Date. This Policy applies to all short- or long-term cash incentives and bonuses (including Awards as defined in and granted under Republic’s Executive Incentive Plan or any successor thereto), stock options, stock or stock-based awards (including Performance Shares and Performance Units as defined in and granted under Republic’s 2021 Stock Incentive Plan or any successor thereto), Restricted Stock Units, or other incentive compensation, and in each case (i) the amount, payment and/or vesting of which is calculated based in whole or in part on the application of objective performance criteria measured during any part of the period covered by the Restatement or with respect to which the Covered Event occurred (each, as defined below) or (ii) that vest during any part of the period covered by the Restatement or with respect to which the Covered Event occurred (collectively, “Incentive Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Incentive Compensation: salary, tax-qualified retirement benefits, “other” compensation arising from reasonable relocation expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, and programs that provide a de minimis amount of compensation, as determined by the Committee. This Policy shall apply only to Incentive Compensation granted on or after the Effective Date to a person who is or becomes a current or former Covered Officer; provided, however, that the portions of this Policy relating to Restatements shall continue to apply to Incentive Compensation granted on or after the Initial Effective Date.
c. Restatement. For purposes of this Policy, a “Restatement” means an accounting restatement that Republic is required to prepare due to Republic’s material noncompliance with any financial reporting requirement under the securities laws. For the avoidance of doubt, an accounting restatement that occurs as a result of a change in accounting principles shall not be deemed a Restatement.

d. Covered Event. For purposes of this Policy, a “Covered Event” shall mean that a Covered Officer engages in any of the following conduct: (i) Covered Officer is convicted of or pleads guilty (or nolo contendere) to a felony, or a crime involving moral turpitude and, in either case, the result of which exposes Republic to serious actual or potential injury (financial, reputational or otherwise); (ii) Republic determines that Covered Officer knowingly committed a material violation of any of Republic’s policies, rules or guidelines; (iii) Covered Officer breaches a fiduciary duty or the terms of any confidentiality or other restrictive covenants, in each case, owed to or in favor of Republic; or (iv) Republic determines that Covered Officer willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes Republic to serious actual or potential injury (financial, reputational or otherwise).
2. Exercise of Clawback Authority
a. Restatement. If a Restatement occurs, the Committee shall review all Incentive Compensation paid (or, in the case of equity-based compensation, which was awarded to or vested) to Covered Officers on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. With respect to each Covered Officer, the Committee shall seek to require the forfeiture or repayment of the award, vesting or amount of Incentive Compensation (as applicable), whether vested or unvested and including gains on equity, during the 3-year period preceding the date on which Republic is required to prepare the Restatement, that is in excess of what would have been awarded to, vested and/or paid to the Covered Officer under the Restatement, either (1) if the Covered Officer engaged in fraud or intentional misconduct which materially contributed to the need for the Restatement, or (2) to the extent required by Applicable Rules (defined below) adopted prior to or after the granting of the applicable Incentive Compensation. The Committee may seek forfeiture or recoupment from the Covered Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding equity awards; future equity awards; and direct repayment. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Republic policy, including termination of employment or institution of civil proceedings.
b. Covered Event. If a Covered Event has occurred, the Committee may review all Incentive Compensation paid (or, in the case of equity-based compensation, which was awarded to or vested) to Covered Officers on the basis of having met or exceeded specific performance targets for performance periods during the period during which the Covered Event occurred. With respect to each Covered Officer, the Committee may seek to require the forfeiture or repayment of the award, vesting or amount of Incentive Compensation (as applicable), in part or in whole, whether vested or unvested and including gains on equity, during the 3-year period preceding the occurrence of the Covered Event. In determining the appropriate action to take, the Committee may consider such factors as it deems appropriate, including, without limitation, the requirements of applicable law; the extent to which the Covered Officer participated in or otherwise bore responsibility for the Covered Event; the extent to which the Covered Officer’s Incentive Compensation may or may not have been adjusted for the period in which the Covered Event occurred or may or may not have been impacted had the Committee known about the Covered Event; the associated costs and benefits of seeking to recover the Incentive Compensation and the extent to which any applicable agreement or arrangement with the Covered Officer specifically provides for any consequence upon the occurrence of the Covered Event. The Committee may seek forfeiture or recoupment from the Covered Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding equity awards; future equity awards; and direct repayment. In addition, the Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the Covered Event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Republic policy, including termination of employment or institution of civil proceedings.
3. Limitations
The authority set forth in Section 2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable statute or government regulation, (1) result in substantial adverse tax or accounting consequences for Republic, (2) prejudice Republic’s interests in any related proceeding or investigation, or (3) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limitation in its sole discretion. Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Covered Officer, or payment recovered or forfeited under this Policy.
4. Acknowledgement by Covered Officers
The Committee or its delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Officer as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Officer; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.
5. Amendment and Termination
The Committee may, from time to time, terminate, suspend, discontinue, revise or amend this Policy in any respect whatsoever, and (except as described in the immediately following paragraph) any such amendment will apply to Incentive Compensation granted on or after the effective date of that amendment. Nothing in this Policy will be deemed to limit or restrict Republic from providing for forfeiture or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.
This Policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or otherwise (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Committee. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict Republic’s right or obligation to recover incentive-based compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to Republic, to the extent required for this Policy to comply with the Applicable Rules, and any such amendment shall apply to Incentive Compensation granted either before or after that amendment to the extent the Applicable Rules so require.
6. Indemnification
No member of the Board, member of the Committee or employee of Republic in each case exercising such person’s responsibilities under this Policy (each, an “Indemnitee”) will have liability to any recipient of an award of Incentive Compensation or any other person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Republic shall indemnify, defend, and hold harmless each Indemnitee from and against any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and from and against any and all amounts paid by such Indemnitee, with Republic’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee. The foregoing rights of indemnification, defense, and hold harmless shall not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that such Indemnitee’s acts or omissions giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing rights of indemnification, defense, and hold harmless will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under Republic’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that Republic may have to indemnify or defend such persons or hold them harmless. For the avoidance of doubt, the foregoing right of indemnification, defense, and hold harmless shall not be available to a Covered Officer with respect to the forfeiture or recovery of an award or other payment made to such Covered Officer.
7. Severability
If any provision of this Policy or its application to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provision shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.